UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

IMPAC MORTGAGE HOLDINGS, INC.
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

45254P508
(CUSIP number)

Talkot Capital, LLC
30 Liberty Ship Way, Suite 3110
Sausalito, CA 94965
415-332-3760
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 12, 2021
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[x] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1 934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP No. 45254P508


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Talkot Fund, L.P.
	91-1804621
-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)	 / /
                                                                (b)      / /
-----------------------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	United States of America
-----------------------------------------------------------------------------
NUMBER OF            5 	SOLE VOTING POWER
SHARES                  -0-
BENEFICIALLY         --------------------------------------------------------
OWNED BY             6	SHARED VOTING POWER
EACH                    -0-
REPORTING            --------------------------------------------------------
PERSON               7	SOLE DISPOSITIVE POWER
WITH                    -0-
                     --------------------------------------------------------
                     8	SHARED DISPOSITIVE POWER
                        -0-
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                                 / /
-----------------------------------------------------------------------------
11 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON*

	PN


CUSIP No. 45254P508


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Thomas Bruce Akin
-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)	 / /
                                                                (b)      / /
-----------------------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	United States of America
-----------------------------------------------------------------------------
NUMBER OF            5 	SOLE VOTING POWER
SHARES                  428,194
BENEFICIALLY         --------------------------------------------------------
OWNED BY             6	SHARED VOTING POWER
EACH                    -0-
REPORTING            --------------------------------------------------------
PERSON               7	SOLE DISPOSITIVE POWER
WITH                    428,194
                     --------------------------------------------------------
                     8	SHARED DISPOSITIVE POWER
                        -0-
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        428,194
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                                 / /
-----------------------------------------------------------------------------
11 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.02%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON*

	IN


CUSIP No. 45254P508



ITEM 1(a).	Name of Issuer:

		Impac Mortgage Holdings, Inc.

Item 1(b).	Address of Issuer's Principal Office:

		19500 Jamboree Road
		Irvine, CA 92612
		United States


Item 2(a).	Name of Person Filing:
		This Statement on Schedule 13G is being filed on behalf of the following persons (each, a 'Reporting Person' and collectively, the 'Reporting Persons'):

		Thomas B. Akin
		Talkot Fund, L.P.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

		The principal business address of each reporting person is 30 Liberty Ship Way, Suite 3110, Sausalito, CA 94965.

Item 2(c).	Citizenship:

		USA

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		45254P508


Item 3.		If this statement is filed pursuant to Rule 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

		(a)[ ] Broker or Dealer registered under Section 15 of the
			Act
		(b)[ ] Bank as defined in section 3(a)(6) of the Act
		(c)[ ] Insurance Company as defined in section 3(a)(19) of
			the Act
		(d)[ ] Investment Company registered under section 8 of
			the Investment Company Act of 1940
		(e)[ ] An Investment Adviser in accordance with Rule
			13d-1(b)(1)(ii)(E)
		(f)[ ] An Employee Benefit Plan or Endowment Fund in
			accordance with Rule 13d-1(b)(1)(ii)(F)
		(g)[ ] A Parent Holding Company or Control Person in
			accordance with Rule 13d-1(b)(ii)(G)
		(h)[ ] A Savings Association as defined in Section 3(b) of
			the Federal Deposit Insurance Act
		(i)[ ] A Church Plan that is excluded From the definition
			of an investment company under Section 3(c)(14)of the Investment Company Act of 1940
		(j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.		Ownership:


	Talkot Capital, LLC acts as an investment adviser to certain private pooled investment vehicles. Talkot Capital, by virtue of investment advisory agreements with these pooled investment vehicles, has investment and voting power over securities owned of record by these pooled investment vehicles. Despite their delegation of investment and voting power to Talkot Capital, under Rule 13d-3 of the Securities Exchange Act of 1934, these pooled investment vehicles may be deemed the beneficial owner of the securities they own of record because they have the right to acquire investment and voting power, and have dispositive power, through termination of the investment advisory agreements with Talkot Capital. Talkot Capital may be deemed the beneficial owner of the securities covered by this statement under Rule 13d-3 of the Act. None of the securities listed below are owned of record by Talkot Capital, and Talkot Capital disclaims any beneficial interest in such securities. Thomas B. Akin is the Managing Member of the General Partner, Talkot Capital, LLC.


	For each Reporting Person:

	(a)	Amount Beneficially Owned:

	Thomas B. Akin beneficially owns 428,194 shares of Common Stock. Talkot Fund, LP beneficially owns -0- shares of Common Stock.

	(b)	Percent of Class:

		2.02%

	This percentage is based on 21,229,857 shares of Common Stock issued and outstanding as of November 4, 2020, as reported in Form 10-Q filed with the Securities and Exchange Commission (the "Commission") on November 6, 2020.

	(c)	Number of shares to which each Reporting Person has:


		(i)	Sole power to vote or direct the vote:
			428,194

		(ii)	Shared power to vote or direct the vote:
			-0-

		(iii)	Sole power to dispose or to direct the
			disposition of:
			428,194

		(iv)	Shared power to dispose of or direct the
			disposition of:
			-0-


Item 5.		Ownership of Five Percent or Less of a Class:

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]



Item 6.		Ownership of More than Five Percent on Behalf of Another
		Person:



Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on By the Parent Holding
		Company:


Item 8.		Identification and Classification of Members of the Group:



Item 9.		Notice of Dissolution of Group:



Item 10.	Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 12, 2021



/s/ Thomas Bruce Akin
Thomas Bruce Akin



TALKOT FUND, L.P.




By:  /s/  Thomas Bruce Akin
Thomas Bruce Akin, Managing Member of the General Partner